Exhibit 99.1

Eventbrite Withdraws 2020 Business Outlook Due to Impact of COVID-19

3/16/2020

SAN FRANCISCO—(BUSINESS WIRE)—Eventbrite, Inc. (NYSE: EB), a global ticketing and event technology platform, today announced the Company is withdrawing its Business Outlook for the first quarter and full year of 2020 as a result of the growing impact of COVID-19 on global live events.

“The global pandemic and the impact on the live events industry is unprecedented,” said Julia Hartz, Eventbrite’s Chief Executive Officer. “We are working diligently to ensure the wellbeing of our global workforce and support our customers as they make important decisions about their events through this period of time. The year started off strong across the board and we are now seeing a material impact to our business from the virus. While the ultimate magnitude of this near-term impact is unclear at this time, we remain confident in our go forward strategy, our market position and the long-term demand for live experiences.”

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect our views regarding current expectations and projections about future events and conditions and are based on currently available information. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including the Risk Factors identified in our most recently filed annual report on Form 10-K; therefore, our actual results could differ materially from those expressed, implied or forecast in any such forward-looking statements. Expressions of future goals and expectations and similar expressions, including “may,” “will,” “should,” “could,” “aims,” “seeks,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” and “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents we file or furnish from time to time with the Securities and Exchange Commission, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

About Eventbrite

Eventbrite is a global ticketing and event technology platform that provides creators of events of all shapes and sizes with tools and resources to seamlessly plan, promote, and produce live experiences around the world. Eventbrite’s powerful platform, which can be accessed online or via mobile apps, scales from basic registration and ticketing to a fully featured event management platform. Customers include Newport Folk and Jazz Festivals and Wanderlust, in addition to top venues and promoters that include Bowery Ballroom and The Troubadour. Eventbrite was founded by Julia Hartz, Kevin Hartz, and Renaud Visage and launched operations in 2006. The company has more than 1,000 employees in 12 offices around the world. Learn more at www.eventbrite.com.